Exhibit 10.1
UNSECURED
PROMISSORY NOTE

$1,400,914.00	Nanuet, NY
Dated:June 30, 2008

Promise to Pay

FOR VALUE RECEIVED, Vemics, Inc, a Nevada Corporation,  with a business office at 523 Avalon Gardens, Nanuet, NY 10954, (hereinafter referred to as the “Debtor”) promises to pay to the order of Chandler Coddington  (hereinafter referred to as the “Lender”) with business offices at 141 Oakwood Drive, Murray Hill, N.J. 07974, the principal amount of ONE MILLION FOUR HUNDRED THOUSAND NINE HUNDRED FOURTEEN DOLLARS AND 00/100 CENTS (“$1,400,914.00”), in lawful money of the United States of America, and to pay interest on the principal amount outstanding hereunder, in like funds, at an interest rate equal to eight percent (8%) per year until such principal and interest amount has been paid in full.

The Lender may enforce any provisions of this Note against any one or more of the Debtors who sign this Note.

Terms of Borrowing
The term of this Note shall be for a period of three (3) year.  All principal and interest shall be due payable in full on or before June 30, 2011 with interest to be calculated from the date of the note to date of payment. In addition, Debtor agrees to pay Lender or its designee an interest payment of up to two thousand dollars (“$2,500.00”) on or before July 1, 2008 and on or before the first day of each following month until the entire amount of the loan is paid in full.  Said amount will be deducted from the interest accrued on the amount outstanding of the note.

Late Charges
Debtor agrees that if any installment payment shall not be paid on or before the 15th day after its due date thereof, it would be impracticable or extremely difficult to fix the actual damages resulting to the Lender.  Therefore, Debtor agrees to pay to the Lender a late charge of $150.00 for each payment per month for each month that a payment remains unpaid, as liquidated damages and not as a penalty, to compensate the Lender for the expenses of administering the default.

Event of Default; Notice to Cure
The happening of any of the following events shall constitute an Event of Default under this Note:
(a)           Nonpayment of any installment of principal or interest on or before the thirtieth (60th) day after its due date;
(b)           Sale of substantially all of the assets of the Debtor;
(c)           Filing of a petition in bankruptcy, by or against, the Debtor;
(d)           Appointment of a Receiver for the Debtor;
Lender shall provide Debtor with written notice of the occurrence of any Event of Default described above (except in the event of non-payment of principal and interest).  Debtor shall have fifteen (15) days from the date of receipt of written notice to cure the default or, if cure is not possible, to provide Lender with additional assurances satisfactory to Lender.  If the default is not cured within said fifteen (15) day period or assurances satisfactory to Lender are not given, as the case may be, then Lender may accelerate the unpaid balance of the Note and be entitled to such other remedies herein.

Acceleration upon Default
Upon the occurrence of an Event of a Default as set forth in the immediately preceding paragraph and if such Event of Default is not cured within fifteen (15) days from the date of receipt of written notice to cure such default (except in the case of non-payment of principal and interest) or such assurances satisfactory to the Lender are not given, Lender shall have the right to declare the then outstanding principal amount hereunder due and payable immediately, and such principal amount together with interest accrued thereon, together with all other sums due hereunder shall become immediately due and payable.  The failure or refusal by Lender to exercise such rights of acceleration upon and Event of Default shall not constitute a forfeiture or waiver of such rights in the event of a future default.  Upon event of Default, any and all amounts due and owing under this Note to the Lender shall accrue interest from the date of Default at the annual rate of twelve (12%) percent per year.

Waiver of Presentment; Notice of Dishonor and Protest
Debtor waives presentment for payment, demand, notice of demand and of dishonor and non-payment hereof, protest and notice of protest, diligence in collecting and bringing of suit against any other party, and agrees to all renewals, extensions, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.  The Lender may exercise any right under this Note, or under any law, even if Lender has delayed in exercising that right or has agreed in an earlier instance not to exercise that right.  Lender does not waive its right to declare that Debtor is in default by making payments or incurring expenses on its behalf.

Counterparts
The Note and any amendment or modification hereof may be executed simultaneously in two of more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Prepayment
The Debtor shall have the right and privilege to prepay the entire outstanding principal balance and all other sums due hereunder at any time, without additional charge or penalty.  All prepayments shall be applied first to the payment of accrued and unpaid interest, and then in a reduction of the principal balance.

Waiver of Trial by Jury
Each party, including the Borrower and any endorser, surety or guarantor, waives all right to trial by jury in any action or proceeding instituted in respect to this Note.

Governing Law; Venue
This Note and the rights and duties of the parties hereunder shall be governed by the laws of the State of York for all purposes.  All suits, proceedings and other actions relating to, arising out of or in connection with this Agreement shall be submitted to the jurisdiction of the courts of the State of New York shall be the venue for all such suits, proceedings and other actions shall be in Rockland County, New York.

Attorneys Fees
If the Holder shall sue the Debtor for collection of this Note, the Holder shall be entitled to recover, as part of its damages, its reasonable expenses of collection, including attorneys' fees, for the bringing and maintaining of any such action.

Negotiability
This Note is not negotiable and may not be assigned by the Debtor without the written consent of the Lender.  The term “Debtor” as used in this Note shall include the Debtor and its heirs and successors.

Setoff
This Note is not subject to any setoff rights.  The provisions in this section shall survive until the full payment and performance of this Note and the Mortgage(s) and Security Agreement.

Entire Agreement
This instrument constitutes the entire Agreement between the parties and supercedes all former agreements either orally or in writing by and amongst the parties.  This Agreement may only be changed as agreed to, in writing, by the parties hereto.

Binding
The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, assigns and successors of each of the parties hereto.

Notices
All notices provided for hereunder shall be in writing and shall be deemed to be given:  (a)  when delivered to the individual, or to an officer of the corporation, to which the notice is directed; or (b) three days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided herein; or (c) when delivered by an overnight delivery service (including United States Express Mail) with receipt acknowledged and with all charges prepaid by the sender addressed to the parties as set forth on the first page hereof.

LENDER:	BORROWER

Vemics, Inc

By:
Chandler Coddington	Fred Zolla, CEO